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                                                                   EXHIBIT 10(q)

                                                          McDonald's Corporation
                                                                McDonald's Plaza
                                                  Oak Brook, Illinois 60523-1900



                                February 1, 2000


Mr.A. W. Millar
President
AlphaProTech, Ltd.
60 Centurian Dr., Suite 112
Markham, Ontario, Canada L3R 9R2

Re:   BUSINESS RELATIONSHIP/CONFIDENTIALITY AGREEMENT

Dear Mr. Millar:

      AlphaProTech, Ltd. (the "Company") has expressed a desire to sell to McDonald's Corporation ("McD") certain proprietary products manufactured by the Company and identified on Exhibit B ("Company Products") and to work with McD in the future on one or more projects (each a "Project") to develop new products or services (each a "Product") that may be used in the McDonald's System. As you know, the "McDonald's System" is a comprehensive system for the ongoing development, operation and maintenance of McDonald's restaurants and includes among others, McD, its subsidiaries and affiliates, franchisees and suppliers.

1.    CONTROLLING EFFECT OF AGREEMENT/AFFILIATES DEFINED.

      (a) The rights and obligations of the Company and McD contained in this letter will apply to all Projects and Products and will exclusively control unless otherwise modified, supplemented or amended on an applicable "Project Supplement" in the form of Exhibit A attached to this letter. Each signed Project Supplement, if any, modifying, supplementing or amending the parties' rights and obligations with respect to a particular Project or Product creates a supplement to and forms a part of this agreement so that this letter and all Project Supplements constitute a single agreement between McD and the Company (collectively the "Agreement"). Notwithstanding anything to the contrary contained herein, section 2, section 4 and section 5(b) of this Agreement shall have no application to any Company Product unless McD first proposes a technical improvement or Development which would be governed by a Project Supplement executed by the parties at the time of any such proposal.

      (b) As used herein, the term "Company Affiliates" includes all direct or indirect subsidiaries and affiliates and all officers, directors, employees, agents, consultants, independent contractors, representatives or others acting on behalf of the Company and such direct or indirect subsidiaries and affiliates. The term "McD Affiliates" includes all direct or indirect subsidiaries and affiliates, all franchisees in and suppliers to the McDonald's System, and all officers, directors, employees, agents, consultants, independent contractors, representatives or others acting on behalf of McD and such direct or indirect subsidiaries, affiliates, franchisees and suppliers.


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2.    DEVELOPMENTS, PRIOR DEVELOPMENTS, IMPROVEMENTS.

      (a) The Company agrees and will cause Company Affiliates to agree that (1) McD will be the exclusive owner and will have all proprietary and intellectual property rights to all Developments and Improvements; (2) McD or others designated by McD will have a non-exclusive, irrevocable, perpetual, royalty-free, worldwide license, with right of sublicense, to make, have made, use, or sell all Prior Developments; and (3) McD will pay no separate compensation for the Developments, Prior Developments or Improvements except as set forth in Section 4 below. As used herein, the following terms have the following meanings:

      "Developments" means all Work Product, other than Prior Developments, submitted by the Company and/or Company Affiliates to McD and/or McD Affiliates in response to any request for proposals by McD and/or McD Affiliates, or Work Product developed, created, discovered, conceived or reduced to practice, individually by the Company and/or Company Affiliates or jointly with McD and/or McD Affiliates, in connection with any Project or Product.

      "Work Product" includes, but is not limited to, all products, equipment, compositions, processes, formulas, recipes, techniques, innovations, discoveries, ideas, names, concepts, developments, writings, inventions, technology improvements, trade secrets, trade names, trade marks, service marks, designs and know-how related thereto and all intellectual property and other proprietary rights, whether or not patentable, copyrightable or otherwise subject to intellectual property protection.

      "Prior Developments" means all Work Product of the Company or Company Affiliates relating to a Project or any Product in the possession of or owned by the Company or Company Affiliates prior to any contact, discussion or other communication with McD or McD Affiliates relating to such Project or Product provided that the Company establishes such prior possession or ownership by contemporary documentation reasonably acceptable to McD.

      "Improvements" means modifications, alterations, changes, improvements, enhancements, adaptations or derivative works of or to any Developments or Prior Developments.

      (b) The Company hereby grants and assigns and will cause Company Affiliates to grant and assign to McD or any third party designated by McD, all right, title and interest that the Company or Company Affiliates may have in the Developments and the Improvements, including all proprietary and intellectual property rights, including, but not limited to patent, copyright, trademark, servicemark or trade secret rights, and all goodwill associated therewith. In addition, the Company agrees and will cause Company Affiliates to agree to promptly notify McD of all Developments, Prior Developments and Improvements described in Section 2(a) above and sign, and cause Company Affiliates to sign, at no charge, such documents, at any time reasonably required by McD, including patent, copyright, trademark applications and assignments, to achieve such intellectual property status as McD deems appropriate to protect, perfect, register, record and maintain McD's rights in the Developments, Prior Developments and Improvements.

      (c) The Company agrees, represents and warrants and will cause Company Affiliates to agree, represent and warrant that it or they, as applicable, are the sole owners of all rights to the Prior Developments and Work Product (of the Company and Company Affiliates) relating to each Project and Product, or have the authorization of the owners of such rights so as to be able to convey the rights to McD or to a third party designated by McD as set forth in this Section
2. The Company further agrees, represents and warrants and will cause Company Affiliates to agree, represent and warrant that the use of


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any Prior Developments, Developments or Improvements will not violate or infringe the proprietary or intellectual property rights of any person or entity.

      (d) Except as provided in Section 5 below, the Company and Company Affiliates will have no rights to disclose, make, have made, use, sell or otherwise exploit the Developments or any Improvements.

3.    CONFIDENTIALITY.

      (a) The Company agrees and will cause Company Affiliates to agree that all McD Confidential Information (defined below) will be held in strict confidence, pursuant to the specific provisions set forth in this Section 3.

      (b) "McD Confidential Information" includes, but is not limited to, any and all ideas, information, material, data, documents or other Work Product of McD or McD Affiliates that have been furnished to the Company or Company Affiliates by McD or McD Affiliates either orally, in writing, by inspection or by means of computer, tape or other electronic, magnetic, mechanical or visual media and that relate (1) to any proposed or actual Project or Product; (2) to the business, assets, financial condition, operations, trade secrets, know-how or prospects of McD or McD Affiliates; (3) to the McDonald's System; or (4) any and all Developments and Improvements. "McD Confidential Information" also includes any analyses, compilations, studies, summaries, extracts or other documents or records (regardless of the format in which maintained) prepared by Company or Company Affiliates which contain or otherwise reflect or are generated from the foregoing information.

      (c) The nature and contents of McD Confidential Information will not be disclosed by the Company to others (except Company Affiliates, subject to the conditions described below) or used in any manner except pursuant to the terms of this Agreement without the prior written permission of McD. The Company agrees to take all reasonable precautions necessary to keep McD Confidential Information secret and confidential with no less than the degree of care it uses in safeguarding its own confidential information and other proprietary information. With respect to any McD Confidential Information provided to the Company, the Company further agrees that each Company Affiliate given access to such McD Confidential Information must have a legitimate need to know and must agree to be bound by this Section 3.

      (d) McD Confidential Information does not include any information or data that (1) is already known by the Company or Company Affiliates (through no improper action) prior to receipt, provided that the Company or Company Affiliates, as the case may be, within 30 days of receipt of McD Confidential Information advises McD in writing if any part or all of the McD Confidential Information is already known to it or them and supplies McD with all relevant documents to support its or their position; (2) becomes (through no improper action) generally available to the public; (3) is independently developed by the Company or Company Affiliates without the use of any McD Confidential Information for a party other than McD or McD Affiliates provided, however, that the Company or Company Affiliates, as the case may be, will have the burden of establishing that whomever allegedly worked on the independent development did not have direct or indirect access to any McD Confidential Information; or (4) is approved for release by written authorization from McD.

      (e) If the Company or any Company Affiliate is required by applicable law or regulation or as a result of any judicial, administrative or governmental proceeding to disclose any McD Confidential Information, the Company agrees and will cause Company Affiliates to agree to provide McD with written notice of such requirement promptly after learning of the same and to object to the production on the grounds that the information requested is confidential. Subject to the foregoing, the Company or Company Affiliates may furnish that portion of the McD Confidential Information that, in the written opinion of its


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counsel reasonably acceptable to McD, the Company or Company Affiliates are legally required to disclose. In addition, the Company agrees and will cause Company Affiliates to agree to exercise their best efforts to obtain confidential treatment or a protective order with respect to such McD Confidential Information and allow McD, in its sole discretion, to participate in such action or proceeding.

      (f) The Company agrees and will advise Company Affiliates and cause them to agree that (1) McD or McD Affiliates may engage other parties to work with McD or McD Affiliates on a Project or Projects in order to develop products or services that are similar or identical to any Product or Products; and (2) any information, ideas, material, documentation, Work Product or other matter, including Developments, Prior Developments and Improvements, may be shared by McD or McD Affiliates with such other parties. McD will cause such other parties to be bound by confidentiality provisions similar to those contained herein.

      (g) Upon termination of any Project or this Agreement as provided in
Section 6 below, the Company and Company Affiliates will immediately return to McD all McD Confidential Information.

4.    COSTS OF DEVELOPMENT.

      All costs and expenses of development, research and testing that the Company or Company Affiliates incur in connection with any Project or Product (collectively "Development Costs") will be borne by the Company or Company Affiliates and are not subject to any reimbursement by McD or McD Affiliates. In addition, the Company understands and agrees and will cause Company Affiliates to agree that no Development Costs will be incurred in reliance on securing an Approved Supplier status (as described in Section 5) or any other business relationship with McD or McD Affiliates. In the event, however, that McD determines, in its sole discretion, that any of the Developments, Prior Developments or Improvements are to be used in an Approved Product (as defined in Section 5 below) and neither the Company nor any Company Affiliate is designated as an Approved Supplier, McD agrees that upon the Company providing adequate written supporting documentation, McD will pay the Company or a Company Affiliate designated by the Company an amount not to exceed the lesser of 50% of the Development Costs or $1,000.00 as reimbursement for such Development Costs.

5.    APPROVED PRODUCTS/APPROVED SUPPLIERS.

      (a) McD strives to maintain quality and uniformity throughout the McDonald's System by identifying standards, procedures, specifications and requirements (collectively "Standards") for the manufacture, distribution and purchasing, preparation and service of goods, services, supplies, fixtures, equipment and inventory. McD considers these Standards to be of critical importance to the continued success of the McDonald's System and therefore requires each McDonald's restaurant to deal only with suppliers that have been approved by McD (each an "Approved Supplier"). The Company is hereby designated as an Approved Supplier of any Company Product.

      (b) If, in McD's sole business judgment, a Project is successful, one or more Products developed under that Project may be designated by McD as an approved product (each an "Approved Product") for use in the McDonald's System. If this occurs, McD will designate in writing, one or more Approved Suppliers to manufacture, distribute, sell or provide the Approved Product within the McDonald's System on an ongoing basis. Unless this Agreement is terminated pursuant to Section 6 below, McD will consider in good faith the Company or a Company Affiliate (designated by the Company) as a possible Approved Supplier for the Approved Product. In determining whether the Company or any Company Affiliate will be designated as such Approved Supplier, McD will consider, among other things, the Company's or such Company Affiliate's (1) ability to consistently manufacture the Approved Product to McD Standards; (2) production and delivery capabilities for the Approved Product on a local or national


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basis; (3) ability to comply with any of the other requirements described below in this Section 5; and (4) financial condition.

      (c) As indicated above, the Company understands and agrees and will advise Company Affiliates and cause them to agree that the selection of an Approved Supplier by McD depends on a number of factors as determined by McD in its sole discretion. There is no guarantee or assurance that the Company or any Company Affiliates will ultimately be selected as an Approved Supplier, be the sole Approved Supplier or that such Approved Supplier status, if granted, will continue for any specific time period.

      (d) If the Company or any Company Affiliate is designated as an Approved Supplier for any Approved Product or any Company Product, the Company understands and agrees and will advise Company Affiliates, as applicable, and cause them to agree that (1) orders for the Approved Product or Company Product come only from approved independent distribution centers, McDonald's restaurants owned by independent franchisees or McD subsidiaries or affiliates, or other approved parties (each a "Purchaser"); (2) a commitment to purchase any Approved Product or Company Product will arise only at such time that a Purchaser issues a written or electronic order for such Approved Product or Company Product setting forth price, quantities and delivery, payment and other terms (a "Purchase Order"); (3) McD does not operate any McDonald's restaurants and, as such, does not directly order or purchase any goods or services for any McDonald's restaurant; (4) McD does not make any promises, commitments or guarantees of sales or profit or that Approved Supplier status will continue for any specific time period; and (5) McD is not responsible for and does not guarantee payment of any past due invoices or delinquent accounts of any Purchaser.

      (e) If the Company or any Company Affiliate is designated as an Approved Supplier for any Approved Product or Company Product, without disclaiming implied remedies or limiting remedies for breach thereof, the Company represents and warrants and will cause such Company Affiliate to represent and warrant that such Approved Product or Company Product will (1) conform to McD's then current Standards; (2) be merchantable; (3) be free from defects in design, construction, workmanship, materials and packaging; (4) be fit and sufficient for the purpose for which it is intended and/or which is stated on any packaging, labeling or advertising; and (5) be equivalent in materials, quality, fit, finish, workmanship, performance and design to samples, if any, submitted to and approved by McD.

      (f) If the Company or any Company Affiliates is designated as an Approved Supplier for any Approved Product or Company Product, the Company agrees, represents and warrants and will cause such Company Affiliate to agree, represent and warrant that (1) the manufacture, use, distribution or sale of the Approved Product or Company Product will not violate or infringe any proprietary or intellectual property rights of any person or entity; (2) the Approved Product or Company Product will be produced, packaged, tagged, labeled, packed, shipped and invoiced in compliance with the applicable requirements of federal, state and local laws, regulations, ordinances and administrative orders and rules of the United States, its territories and all other countries in which the Approved Product or Company Product is produced or delivered; (3) they will strictly adhere to all applicable federal, state and local laws, regulations, ordinances and administrative orders and rules of the United States, its territories and all other countries in which the Approved Product or Company Product is produced or delivered with respect to the operation of their production facilities and their other business and labor practices, including laws, regulations and prohibitions governing the working conditions, wages, hours and minimum age of work force; (4) they will not discriminate based upon gender, race, sexual orientation, national origin or any other basis prohibited by law in their employment practices and that such Approved Product or Company Product will not be produced or manufactured, in whole or in part, by child labor or by convict or forced labor; (5) upon request from McD, they will provide McD with specific information, in such detail as McD may reasonably request, as to the location(s) and methods(s) of the manufacture of such Approved Product; (6)


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upon reasonable notice and during regular business hours, McD, its designated representatives and any independent inspectors approved by McD may inspect any production facility at which such Approved Product or any components of such Approved Product are being produced; (7) if McD determines that such Approved Product or Company Product must be inspected prior to its shipment to the United States or other country, such inspection will be performed at the sole expense of the Company or such Company Affiliate by an independent inspector approved by McD and any inspection or documentation thereof, and corrective actions, if any, taken by the Company or such Company Affiliate with respect to such Approved Product or Company Product will not be deemed an acceptance of any Approved Product or Company Product, or a waiver or any nonconformities or defects in any such Approved Product or Company Product and will not excuse any failure by the Company or such Company Affiliate to deliver such Approved Product or Company Product in accordance with this Agreement or the terms of any Purchase Order;
(8) they will strictly adhere to McD's current Employment Standards for Suppliers, a copy of which will be provided by McD; (9) they will not use any trade name, trademark, service mark or other intellectual property of McD, or any other trade name, trademark or service mark incorporating the "Mc" or "Mac" formative, in any manner whatsoever, including, without limitation, on or in connection with any Approved Product or Company Product or other products or services, without first obtaining the written consent of McD; and (10) they will at all times remain in compliance with the Foreign Corrupt Practices Act, as it may be amended from time to time.

      (g) If the Company or a Company Affiliate is designated as an Approved Supplier for any Approved Product or Company Product, the Company agrees and will cause such Company Affiliate to agree to obtain and maintain, at its expense, a policy or policies of commercial general liability insurance covering liabilities relating to the Approved Products or Company Products, including but not limited to products and completed operations coverage, with a broad form vendor's endorsement naming McD or such other party designated by McD, in such amounts and with such companies and containing such other provisions satisfactory to McD. All such policies will provide that the coverage thereunder will not be terminated or any material changes made without at least 30 days prior written notice to McD. Certificates of insurance evidencing such coverage will be promptly submitted to McD. Approval of any of these insurance policies by McD will not relieve the Company of any obligation contained herein, including the Company's defense and indemnity requirements set forth below, even for claims in excess of the policy limits. Notwithstanding the foregoing, upon receipt of written approval from McD, the Company may elect to self-insure for all or part of its insurance requirements under this Section 5.

      (h) If the Company or any Company Affiliate is designated as an Approved Supplier for any Approved Product or Company Product, the Company agrees, and will cause such Company Affiliate to agree that in addition all other remedies available to any Purchaser, such Approved Product or Company Product may be rejected by such Purchaser and abandoned, returned or held at the Company's or such Company Affiliate's expense and risk, when such Approved Product or Company Product (1) is not produced, sold, shipped and/or delivered in compliance with the terms of this Agreement or the applicable Purchase Order; (2) violates or allegedly violates federal, state and local laws, regulations, ordinances and administrative orders and rules of the United States, its territories and all other countries in which the Approved Product or Company Product is produced or delivered; or (3) infringes or allegedly infringes any patent, trademark, service mark, trade name, copyright, trade secret or other intellectual or proprietary right.

6.    TERMINATION.

      (a) Each Project or this entire Agreement (including any Approved Supplier designation under Section 5 herein) may be terminated at any time by either party with or without cause; such termination to be effective immediately upon receipt of written notice by the other party.


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      (b) Notwithstanding any termination pursuant to this Section 6, the representations, warranties, obligations, undertakings, agreements and covenants of the Company and Company Affiliates contained in Sections 2, 3, 5, and 7 of this Agreement will survive.

7.    INDEMNIFICATION.

      (a) The Company agrees and will cause Company Affiliates to agree, to protect, defend, indemnify and hold harmless McD, McD Affiliates and any Purchaser (each an "Indemnified Person") from and against any and all losses, claims, actions, suits or proceedings and any related judgments, damages, amounts paid in settlement, and any other expenses, costs or fees (including reasonable counsel fees, disbursements costs of investigation) (each a "Loss"), arising from or in any way relating to a Project or Product or Company Product, including but not limited to (1) any actual or alleged infringement or misappropriation of any patent, trademark, tradename, service mark, copyright, trade secret or other intellectual or proprietary right or any actual or alleged unfair competition relating to any Developments, Prior Developments, Improvements or Approved Products or Company Products; (2) the death of or injury to any person, damage to any property, or any other damage or loss, by whomsoever suffered, resulting or claimed to result, in whole or in part, from any actual or alleged defect in an Approved Product or Company Product, whether latent or patent, including actual or alleged improper construction and/or design, or actual or alleged failure of such Approved Product or Company Product to comply with any Standards or with any express or implied warranties of the Company or any Company Affiliates, or any claim of strict liability (or like theory of law) tort relating to any an Approved Product or Company Product; (3) violation of any federal, state or local laws, regulations, ordinances or administrative orders or rules of the United States or any other country, or political subdivisions thereof, in which any Approved Product or Company Product is produced, shipped or delivered; (4) defects or alleged defects involving the packaging, tagging, labeling, packing, shipping and/or invoicing of any Approved Product or Company Product; (5) failure to warn or inadequate warnings and/or instructions relating to an Approved Product or Company Product; (6) improper or defective displays, assembly or installation of an Approved Product or Company Product; and (7) the actual or alleged breach by the Company or any Company Affiliates of any of its or their representations, warranties, obligations, undertakings, agreements and covenants given under or pursuant to this Agreement (collectively "Obligations") or any Purchase Order.

      (b) Promptly after receipt by an Indemnified Person of notice of any claim or the commencement of any action, suit or proceeding (collectively "Proceeding") or within a reasonable period of time after the discovery of facts that an Indemnified Person believes will likely give rise to a claim for indemnification from the Company or a Company Affiliate (the "Indemnitor") hereunder, the Indemnified Person will notify the Indemnitor in writing, giving reasonable detail of the claim or the commencement of the Proceeding. Failure to give, or any deficiency in, any such notice will not relieve the Indemnitor of its indemnification obligations hereunder, except and only to the extent that such failure or deficiency materially prejudiced the ability of the Indemnitor to minimize the Loss. In each case, the Indemnified Person will be entitled to retain counsel and control the defense of the indemnified claim or Proceeding. In its defense of any such claim or Proceeding, the Indemnified Person will act reasonably and in accordance with its good faith business judgment with respect thereto, and will not settle or compromise any third party claim or Proceeding without the consent of the Indemnitor, which consent will not unreasonably be withheld. Alternatively, in the case of a third party demand, claim or Proceeding, the Indemnitor, at the request of the Indemnified Person, will assume the defense of any such demand, claim or Proceeding, employing counsel reasonably satisfactory to the Indemnified Person. In such a circumstance, the Indemnitor will not settle or compromise any such demand, claim or Proceeding without the consent of the Indemnified Person, which consent will not be unreasonably withheld. In any circumstance involving a third party demand, claim or Proceeding in which an indemnity requirement as set forth in this Section 7 is determined not to be enforceable under applicable law, the Indemnitor and Indemnified Person will contribute to the payment of any Loss for which indemnification is not available, in proportion to the comparative degree of culpability of the Indemnitor and the Indemnified Person.


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8.    ENTIRE AGREEMENT/WAIVER/ASSIGNMENT.

      This Agreement contains the entire agreement of the parties regarding the subject matter hereof and supersedes all prior oral or written agreements, understandings and negotiations regarding the same including but not limited to any confidentiality and development agreements or business relationship letters. This Agreement may not be changed, modified, amended, supplemented (each an "Alteration") or waived except by a written instrument to be signed by an authorized representative of each party hereto, in the case of an Alteration, or by an authorized representative of the party waiving compliance herewith, in the case of a waiver. In addition, the Company agrees and will cause Company Affiliates to agree that no Purchase Order may eliminate or otherwise limit any of the Obligations of the Company under this Agreement. No failure or delay by McD in exercising any right, power or privilege hereunder will operate as a waiver thereof, nor will any single or partial exercise thereof preclude any other further exercise thereof or the exercise of any other right, power or privilege hereunder. The Company may not assign or delegate any of its rights or obligations hereunder without the prior written consent of McD and any attempted assignment or delegation without consent will be null and void. If any portion or portions of this Agreement are for any reason invalid or unenforceable, the remaining portion or portions are nevertheless valid and enforceable.

9.    CHOICE OF LAW/INJUNCTIVE RELIEF.

      (a) THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF ILLINOIS WITHOUT REGARD TO THE CONFLICTS OF LAWS PROVISIONS. THE COMPANY HEREBY SUBMITS AND WILL CAUSE ALL COMPANY AFFILIATES TO SUBMIT TO THE NON-EXCLUSIVE JURISDICTION OF THE FEDERAL AND/OR STATE COURTS OF ILLINOIS IN CONNECTION WITH ALL SUITS, ACTIONS, PROCEEDINGS OR OTHER DISPUTES RELATING TO THIS AGREEMENT, THE PARTIES' BUSINESS RELATIONSHIP, OR ANY OTHER AGREEMENT BETWEEN THE PARTIES OR THE COMPANY AFFILIATES OR McD AFFILIATES RELATING TO THE SUBJECT MATTER HEREIN (COLLECTIVELY "ACTIONS"). THE COMPANY AGREES (AND WILL CAUSE COMPANY AFFILIATES TO AGREE) TO
(1) SUBMIT TO THE PERSONAL JURISDICTION AND VENUE OF THE ILLINOIS COURTS; (2) WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTIONS TO THE JURISDICTION AND/OR VENUE OF THE ILLINOIS COURTS; AND (3) WAIVE ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION. THE COMPANY FURTHER AGREES (AND WILL CAUSE COMPANY AFFILIATES TO AGREE) THAT PROCESS MAY BE SERVED ON THEM BY MAILING THE SAME TO THEM BY CERTIFIED MAIL, RETURN RECEIPT REQUESTED, WITH THE SAME EFFECT AS THOUGH SERVED UPON THEM PERSONALLY.

      (b) The Company recognizes and acknowledges that its failure or the failure of Company Affiliates to comply with any of the representations, warranties, obligations, undertakings, agreements and covenants under this Agreement will cause McD and McD Affiliates material and adverse harm for which there is no adequate remedy at law. Accordingly, the Company agrees and will cause Company Affiliates to agree that, in addition to any other remedies that may be available, McD and McD Affiliates will be entitled to immediate injunctive relief against the breach or threatened breach of any representation, warranty, obligation, undertaking, agreement or covenant by the Company or any Company Affiliates, without proof of actual damages and without posting any bond or other security.

Please indicate the Company's acceptance of this Agreement by signing two copies of this letter and returning one copy to McD.


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ALPHA PRO TECH, LTD.                      MCDONALD'S CORPORATION



By :___________________________                 By :____________________________
    A. W. Millar                                    Larry Long
    President                                       Vice President
                                                    Insurance




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                                    EXHIBIT A

                               PROJECT SUPPLEMENT

This document constitutes a Project Supplement as referred to the in the Agreement dated February 1, 2000 between Alpha ProTech, Ltd. (the "Company") and McDonald's Corporation ("McD").

Capitalized terms used herein but not defined will have the meanings given to them in the Development Agreement, as supplemented.


1.    DESCRIPTION OF THE PROJECT[S] AND/OR PRODUCT[S].








2.    OTHER PROVISIONS.

[ALL SPECIFIC PROVISIONS RELATING TO A PARTICULAR PROJECT OR PRODUCT THAT DIFFER FROM THE LANGUAGE IN THE MASTER LETTER OR OTHER PROJECT SUPPLEMENTS WILL BE LISTED HERE I.E. OWNERSHIP, COSTS OF DEVELOPMENTS ETC.]







Except as provided herein, all of the rights and obligations of the Company and McD as set forth in the Agreement are hereby ratified and confirmed.


MCDONALD'S CORPORATION                      COMPANY

By: _____________________________           By: _______________________________

Its: ____________________________           Its: ______________________________

Date: ___________________________           Date: _____________________________




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                                    EXHIBIT B

                                COMPANY PRODUCTS

 The Company currently manufactures and sells the following proprietary products using patented materials, designs and processes: AquaTrak (Registered) and AquaTrak Black (Registered) shoe covers; (b) aprons; (c) sleeve protectors; and, (d) eye shields

These proprietary products manufactured by the Company in any color, using any material and containing any McD trademark, tradename or logo shall be referred to herein as a "Company Product.".

                               FIRST AMENDMENT TO
                 BUSINESS RELATIONSHIP/CONFIDENTIALITY AGREEMENT


This First Amendment to Business Relationship/Confidentiality Agreement ("First Amendment") by and between Alpha Pro Tech, Ltd. ("Company") and McDonald's Corporation ("McDonald's") is dated as of June 12, 2001.

      WHEREAS, Company and McDonald's have entered into a Business Relationship/Confidentiality Agreement dated as of February 1, 2000 (the "Agreement").

      WHEREAS, the Company and McDonald's desire to amend the Agreement;

      NOW THEREFORE, in consideration of the premises, mutual promises and covenants herein set forth and other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the Company and McDonald's agree that the Agreement is hereby amended as follows:

      1. Exhibit B to the Agreement shall be deleted in its entirety and replaced with the revised attached Exhibit B:

      All other terms and provisions of the Agreement are hereby reaffirmed and remain in full force and effect.

      IN WITNESS WHEREOF, the parties hereto have duly caused this Second Amendment to be executed as of the date indicated above.

ALPHA PRO TECH, LTD.                             MCDONALD'S CORPORATION


By:  /s/ A.W. Miller                             By: /s/ Larry Long
   --------------------------------                 ----------------------------
         A.W. Miller                                     Larry Long
         President                                       Vice President
                                                         Insurance

                                    EXHIBIT B

The Company currently manufactures and sells the following proprietary products using patented materials, designs and processes: (a) AquaTrak (registered) and AquaTrak Black (registered) shoe covers; (b) aprons; (c) sleeve protectors; (d) eye shields; and (e) safety mitts/gloves.

The above-described products, in any color and using any material, shall be deemed Company Products and shall be owned by the Company.